Exhibit 99.1

       New York Community Bancorp Reports Record 2003 Earnings,
         Including a 39% rise in 4Q Diluted EPS to $0.64 -1-
          and a 32% rise in 12-Mos. Diluted EPS to $2.20 -1-

    WESTBURY, N.Y.--(BUSINESS WIRE)--Jan. 26, 2004--

   2004 Diluted EPS Estimates Raised to a Range of $2.85 - $2.90(1)

    2003 Performance Highlights

    -- Quarter and 12-month net income grew 74% and 41% year-over-year ("Y-O-Y")

    -- ROA & ROE were 2.16% and 19.71% for the quarter, 2.26% and 20.74% for the year

    -- Cash ROA & ROE were 2.74% and 24.96% for the quarter, 2.65% and 24.32% for the year(2)

    -- Net interest income grew 50% in the quarter on a sequential basis and 80% Y-O-Y

    -- Fee and other income rose 20% Y-O-Y in the quarter, 16% in the year

    -- The core efficiency ratio was 21.95% for the quarter, 23.59% for the year(3)

    -- The cash efficiency ratio was 20.59% for the quarter, 22.13% for the year(2)

    -- At $2.0 billion, fourth quarter loan originations were up 139% sequentially, 69% Y-O-Y

    -- Multi-family loans totaled $7.4 billion at 12/31/03, up 64% Y-O-Y; excluding loans acquired in the Roslyn merger, multi-family loan growth amounted to 33%

    -- No net charge-offs were recorded for the 37th consecutive quarter

    New York Community Bancorp, Inc. (NYSE: NYB) today reported earnings for the first time since completing its merger with Roslyn Bancorp, Inc. ("Roslyn") on October 31, 2003. Reflecting two months of combined operations, the Company reported fourth quarter 2003 net income of $112.1 million, signifying a 74.0% increase from $64.4 million in the fourth quarter of 2002. The 2003 amount was equivalent to $0.64 on a diluted per share basis, reflecting a 39.1% increase from $0.46 in the year-earlier three months.(1)(4)
    For the twelve months ended December 31, 2003, the Company reported net income of $323.4 million, signifying a 41.1% increase from $229.2 million in 2002. The 2003 amount was equivalent to $2.20 on a diluted per share basis, reflecting a 31.7% year-over-year increase from $1.67.(1)(4)
    In addition to the benefits of the Roslyn merger, the Company's three- and twelve-month 2003 earnings reflect a pre-tax net gain of $37.6 million stemming from the sale of the branches comprising its South Jersey Bank Division on December 19, 2003. Equivalent to $22.7 million, or $0.13 per diluted share, on an after-tax basis, the net gain offset an after-tax merger-related charge of $19.0 million, or $0.11 per diluted share.
    The Company also reported 2003 cash earnings of $379.2 million, including $141.9 million in the fourth quarter of the year. The full-year amount was equivalent to $2.58 on a diluted per-share basis, up 36.5% from $1.89 in the year-earlier twelve months. The fourth quarter amount was equivalent to $0.81 on a diluted per-share basis, up 62.0% year-over-year from $0.50. The Company's 2003 cash earnings thus contributed $55.8 million, or 17.3%, more to tangible capital than its comparable GAAP earnings; its fourth quarter 2003 cash earnings contributed $29.9 million, or 26.6%, more to tangible capital than its comparable GAAP earnings alone.(2)
    Commenting on the Company's performance, President and Chief Executive Officer Joseph R. Ficalora stated, "Our fourth quarter and full-year performance accomplished two important objectives. First, they underscored the merits of our merger with Roslyn Bancorp; second, they underscored our capacity as a multi-family lender and the magnitude of our multi-family market niche. The first of these was clearly conveyed by the year-over-year growth in our earnings, and the second by the record volume of multi-family mortgage loans produced.
    "At $0.64, our diluted earnings per share not only exceeded the Street's expectations, but also our original projections for the fourth quarter of the year. While $0.02 can be attributed to the sale of our South Jersey Bank Division in December less certain merger-related charges, the $0.62 remaining was five cents ahead of the First Call consensus and represents a year-over-year increase of 35%," Mr. Ficalora said.
    "During the quarter, we deployed most of the cash flows derived from securities sales and repayments into the production of multi-family mortgage loans," Mr. Ficalora noted. "Originations totaled $1.6 billion in the quarter, boosting our year-to-date production past $3.3 billion. That's $1.3 billion, or 64%, above our 2002 volume, and--perhaps even more telling--equal to the total volume of multi-family loans produced from 2000 through 2002. At year-end, multi-family loans totaled $7.4 billion; excluding $1.4 billion of such loans acquired in the merger, the year-over-year portfolio growth was well in excess of the 20% growth originally projected, amounting to approximately 33%. Total loans rose 91% year-over-year to $10.5 billion; excluding $3.6 billion of loans acquired in the merger, the year-over-year portfolio growth was approximately 26%. With a current pipeline in excess of $1.4 billion, it would appear that 2004 is off to a solid start, as well," Mr. Ficalora said.
    "While the production of multi-family mortgage loans has been our primary post-merger focus, the repositioning of our securities portfolio has also been an important focal point. Securities totaled $9.5 billion at the end of December, representing a $2.3 billion reduction since the Roslyn merger was announced.
    "Another achievement that augurs well for our 2004 performance was the level of net interest income we recorded in the fourth quarter of 2003," Mr. Ficalora stated. "At $173 million, our net interest income was up 50% on a linked-quarter basis and up 80% year-over-year. Reflecting the record volume of loans produced, as well as the Roslyn merger, our average balance of interest-earning assets nearly doubled to $18 billion, reflecting only two months of combined results. In 2004, we would expect to see continued growth in our net interest income, as we continue to deploy more of our cash flows into higher-yielding multi-family loans.
    "We also were extremely pleased by our fourth quarter spread and margin," Mr. Ficalora continued. "While we had expected the merger to produce a substantial level of compression, the actual measures we recorded were higher than the pro forma measures we had projected when the merger was announced. Reflecting the change in market interest rates and the profitable deployment of our cash flows into higher yielding assets, our fourth quarter spread and margin amounted to 3.80% and 3.84%. Based on the current rate environment, we would expect to sustain these measures throughout the quarters ahead.
    "While line-item growth was a significant component of our post-merger performance," Mr. Ficalora added, "consistency also proved to be an important theme. Despite the dramatic growth in the balance of mortgage loans outstanding, the ratio of non-performing assets to total assets at the end of December was unchanged from the year-earlier measure, 0.15%. We also maintained our efficiency, despite the net expansion of our franchise from 110 to 139 branches. Excluding the merger-related charge and the substantial net gain on the sale of our South Jersey Bank Division, our efficiency ratio improved significantly, to 21.95%.(3) Having successfully completed the integration of our information systems early in January, we expect to realize meaningful cost savings throughout the year."

    10-Year Compound Annual Growth Rates

    "Not to be overlooked in our discussion of 2003 earnings is the significant level of earnings and asset growth we've achieved in our ten years as a stock-form bank," Mr. Ficalora said. "In the ten years ended December 31, 2003, our earnings grew at a compound annual growth rate of 38.9%; on a diluted per share basis, the CAGR is an impressive 30.0%. Our assets rose at a CAGR of 35.9% over the past 40 quarters, boosted by merger transactions and the production of multi-family loans. At $7.4 billion, our year-end portfolio of such loans reflects a ten-year CAGR of 32.9%."
    "During this time, our shareholders have received a significant return on their investment," Mr. Ficalora noted. "From the time of our IPO through January 23, 2004, when our stock traded at a 52-week high of $41.10, the total return to our charter investors was 4,106%. From the time the Roslyn merger was announced through that date, the total return was also impressive, amounting to 54% in little more than six months. Based on the growth in our market price and the projected growth in our earnings, we announced a 4-for-3 stock split in the form of a 33-1/3% stock dividend on the 15th of January and a 12% increase in our quarterly cash dividend on January 21st."

    Increase in Projected 2004 Diluted Earnings Per Share

    "Reflecting the strength of our fourth quarter 2003 results, and our confidence in our ability to efficiently generate revenue growth over the next four quarters while maintaining the quality of our assets, we have increased our projections for 2004 diluted earnings per share," Mr. Ficalora stated. "At the time the Roslyn merger was announced, we intended to achieve 10% earnings accretion, with 2004 diluted earnings per share of $2.53. At this time, we expect our 2004 diluted earnings per share to range from $2.85 to $2.90, suggesting potential earnings accretion of 26% from our original stand-alone projection, and a better than 34% increase above the core earnings of $2.17(5) we recorded in 2003.
    "Once our 4-for-3 stock split takes place on February 17th, our 2003 diluted earnings per share will adjust to $1.65 and our 2004 diluted earnings per share estimates will adjust to a range of $2.14 to $2.18, including $0.47 to $0.49 for the first quarter of the year. As with any forward-looking statements, there are risk factors to be considered. Investors are asked to see the discussion on page 13 of this release," Mr. Ficalora said.

    Fourth Quarter 2003 Earnings Summary

    Net Interest Income

    The significant level of earnings growth achieved in the current fourth quarter was driven by a dramatic rise in net interest income, to $172.8 million. Net interest income rose $57.3 million, or 49.6%, on a linked-quarter basis and $76.9 million, or 80.2%, year-over-year. The year-over-year increase was the net effect of a $100.1 million, or 65.9%, rise in interest income to $251.8 million and a $23.1 million, or 41.5%, rise in interest expense to $79.0 million.
    Several factors contributed to the significant increase in net interest income, including the record volume of mortgage loans produced; the interest-earning assets acquired in the merger; and the leveraged growth of the Company's securities portfolio in the first nine months of the year. In addition, the liquidity generated by the securities portfolio in the current fourth quarter was primarily invested in higher yielding multi-family loans and mortgage-related securities. The result was an $8.9 billion, or 98.0%, rise in the average balance of interest-earning assets to $18.0 billion, which more than offset a 108-basis point decline in the average yield to 5.60%.
    These factors were supported by a reduction in funding costs, as the Company increased its mix of low-cost borrowings and deposits during a period of historically low market interest rates. While the average balance of interest-bearing liabilities rose $9.1 billion to $17.5 billion, the increase was tempered by an 85-basis point decline in the average cost of funds to 1.80%.
    The Company's spread and margin equaled 3.80% and 3.84% in the fourth quarter of 2003, as compared to 3.95% and 4.04% in the trailing quarter and to 4.03% and 4.22% in the year-earlier three months. The significant compression that was expected to follow the combination with Roslyn was largely offset by the deployment of the Company's cash flows into higher yielding assets during a time of rising market interest rates.

    Provision for Loan Losses

    The Company suspended the provision for loan losses in the current fourth quarter, consistent with its practice since the third quarter of 1995. The decision was based on management's assessment of the current loan loss allowance and the current and historic performance of the mortgage loan portfolio. Reflecting the addition of Roslyn's $37.8 million loan loss allowance, the allowance for loan losses grew to $78.3 million, representing 228.01% of non-performing loans and 0.75% of loans, net, at December 31, 2003. In addition, the fourth quarter of 2003 was the Company's 37th consecutive quarter without any net charge-offs against the loan loss allowance.

    Other Operating Income

    Earnings were also boosted by a 141.6% rise in other operating income to $73.5 million from $30.4 million in the year-earlier three months. In addition to the $37.6 million gain on the sale of the South Jersey Bank Division in December, the increase stemmed from a $4.5 million, or 30.4%, rise in fee income to $19.1 million; a $393,000 rise in net securities gains to $5.7 million; and a $647,000 rise in other income to $11.1 million.
    Other operating income represented 29.9% of total revenues in the current fourth quarter, up from 24.1% in the fourth quarter of 2002. Defined as the sum of net interest income and other operating income, total revenues rose 95.0% year-over-year to $246.4 million from $126.3 million. Excluding the aforementioned gain on the sale of the South Jersey Bank Division, the Company would have recorded other operating income of $35.9 million in the current fourth quarter, and total revenues would have risen 65.2% year-over-year to $208.7 million.

    Non-interest Expense

    Non-interest expense totaled $68.6 million in the current fourth quarter, as compared to $33.7 million in the fourth quarter of 2002. The amortization of core deposit intangible ("CDI") accounted for $2.4 million of the 2003 total and $1.5 million of the year-earlier amount. The difference reflects the CDI stemming from the Roslyn merger, which totaled $54.4 million and is expected to amortize on a straight-line basis over a period of 10 years, including $5.4 million in 2004. The Company has been amortizing the CDI stemming from its merger with Richmond County Financial Corp. ("Richmond County") at a rate of $1.5 million per quarter since that transaction was completed on July 31, 2001.
    Operating expenses accounted for $66.2 million of total non-interest expense in the current fourth quarter, as compared to $32.2 million in the year-earlier three months. Included in the 2003 amount was a charge of $20.4 million stemming from the allocation of ESOP shares in connection with the merger, which represented the bulk of a $26.6 million increase in compensation and benefits expense to $44.1 million. The increase in operating expenses also reflects a $3.5 million increase in occupancy and equipment expense to $9.0 million; a $3.1 million increase in general and administrative ("G&A") expense to $10.6 million; and an $821,000 increase in other expenses to $2.6 million. These increases primarily reflect the expansion of the branch network in connection with the Roslyn merger, and the costs of staffing and operating a significantly larger bank.
    Reflecting the efficient operation of both institutions, the combined Company's efficiency ratio reached a record low. Excluding the aforementioned merger-related charge and the net gain on the sale of the South Jersey Bank Division from the calculation, the efficiency ratio equaled 21.95%(3) in the current fourth quarter, a strong contrast with the linked-quarter measure of 24.18% and the year-earlier measure of 26.10%.

    Income Tax Expense

    Income tax expense totaled $65.7 million in the current fourth quarter, as compared to $28.2 million in the fourth quarter of 2002. The increase reflects an $85.1 million rise in pre-tax income to $177.7 million and a rise in the effective tax rate to 36.9% from 30.4%. The latter increase was primarily due to the non-deductibility of the merger-related charge recorded in compensation and benefits expense.

    Earnings Summary for the Twelve Months Ended December 31, 2003

    Net Interest Income

    Net interest income rose $131.7 million year-over-year to $505.0 million, the net effect of a $149.7 million, or 25.0%, increase in interest income to $749.2 million and a $17.9 million, or 7.9%, increase in interest expense to $244.2 million. The increase was largely driven by the same combination of factors that fueled the growth in fourth quarter net interest income: the leveraged growth of the Company's securities portfolio during the year's first three quarters; the record volume of loans produced over the course of the year; the replenishment of the asset mix with higher-yielding assets as long-term rates started rising; and the interest-earning assets acquired in the Roslyn merger on October 31st. The result was a $4.2 billion, or 48.1%, rise in the average balance of interest-earning assets to $12.8 billion, which more than offset a 108-basis point drop in the average yield to 5.84%.
    The growth in 2003 net interest income was further supported by a reduction in the average balance of CDs leading up to the Roslyn merger, and by a reduction in the cost of core deposits and borrowings, in concert with market interest rates. In the first nine months of 2003, the Company took advantage of the steepest yield curve in more than a decade to leverage the growth of its balance sheet. Borrowings increased significantly during the first three quarters and were further augmented by the merger on October 31st. At the same time, the Company continued to realize a shift in its mix of deposits, with core deposits increasing as the concentration of CDs declined. While the average balance of interest-bearing liabilities thus rose $4.0 billion, or 49.2%, to $12.1 billion in 2003, the increase was significantly tempered by a 78-basis point decline in the average cost of funds to 2.02%.
    The increase in net interest income occurred despite a 30-basis point decline in the Company's spread to 3.82% from the year-earlier measure and a 37-basis point decline in its margin to 3.94% during the same time. While a number of factors contributed to the reductions, other factors served as an offset: The pressure imposed by the merger and by the Company's leveraging program were somewhat tempered by the rise in market interest rates during the last two quarters and by the Company's subsequent deployment of cash flows into higher yielding loans and securities. The latter factors also served to offset the impact of the Company's share repurchase program. During the year, the Company repurchased 8,461,031 shares for a total of $237.9 million.

    Other Operating Income

    Earnings growth was also fueled by a $62.2 million rise in other operating income to $164.0 million, representing 24.5% of total revenues in 2003. The year-over-year increase was partially due to the $37.6 million gain on the sale of the South Jersey Bank Division. Excluding this gain, other operating income would have totaled $126.4 million, signifying a $24.6 million, or 24.1%, rise from $101.8 million in the prior year.
    The remainder of the increase in other operating income stemmed from a $15.2 million, or 32.1%, rise in fee income to $62.7 million and an $11.3 million, or 66.2%, rise in net securities gains to $28.2 million. These increases were slightly tempered by a $1.9 million decline in other income, primarily reflecting a reduction in revenues derived from third-party product sales.

    Non-interest Expense

    Non-interest expense totaled $176.3 million in 2003, as compared to $139.1 million in the year-earlier twelve months. CDI amortization accounted for $6.9 million of the 2003 total and $6.0 million of the 2002 amount. The difference reflects the addition of the CDI amortization stemming from the Roslyn merger in October to the CDI amortization stemming from the Richmond County merger in July 2001.
    Operating expenses totaled $169.4 million in 2003, signifying a $36.3 million increase from the total recorded in the prior year. The 27.3% increase primarily stemmed from a $30.6 million rise in compensation and benefits expense to $102.7 million, reflecting the aforementioned merger-related charge of $20.4 million and the higher costs of staffing a significantly larger bank. While other expenses were up $463,000 year-over-year to $6.4 million, occupancy and equipment expense rose $3.5 million to $26.8 million and G&A expense rose $1.7 million to $33.5 million. Like the increase in compensation and benefits expense, these increases were largely merger-related, and reflect the additional costs of operating an expanded branch network. In addition, the Company's occupancy and equipment expense reflects upgrades to its headquarters and several of its branches, and enhancements to its information technology.
    Despite the increase, the Company's 2003 operating expenses equaled 1.18% of average assets, an improvement from 1.33% of average assets in 2002. Excluding the aforementioned merger-related charge and net gain on the sale of the South Jersey Bank Division, the Company's efficiency ratio would have equaled 23.59% (3) during the current twelve-month period, as compared to the year-earlier measure of 25.32%.

    Income Tax Expense

    The Company recorded 2003 income tax expense of $169.3 million, as compared to $106.8 million in 2002. The increase reflects a $156.7 million, or 46.6%, rise in pre-tax income to $492.7 million and a rise in the effective tax rate to 34.4% from 31.8%. While the higher rate in 2003 was primarily due to the non-deductibility of the aforementioned merger-related charge, the lower rate in 2002 was attributable to the implementation of certain tax planning strategies during the year.

    Balance Sheet Summary

    The asset growth recorded in 2003 exceeded all prior Company records, as total assets rose 107.2% to $23.4 billion from $11.3 billion at December 31, 2002. In addition to the assets acquired in the Roslyn merger, the Company originated a record volume of mortgage loans over the past four quarters, and also established a record for production in the last three months of the year. While the Company had pursued a strategy of leveraged growth for several quarters, its primary focus shifted in connection with the merger announcement to a strategy of balance sheet repositioning. The significant level of funding that stemmed from the liquidity of its securities portfolio was largely deployed into multi-family loan originations, thus increasing the Company's asset yields while, at the same time, maintaining its use of wholesale borrowings.

    Loans

    In the twelve months ended December 31, 2003, the Company originated total loans of $4.3 billion, including $2.0 billion in the fourth quarter of the year. Reflecting the magnitude of its niche as a multi-family lender, the Company originated $3.4 billion of such loans in 2003, including fourth quarter originations of $1.6 billion. Multi-family loans totaled $7.4 billion at year-end 2003, representing a $2.9 billion, or 64.2%, rise from the year-earlier balance, and 70.2% of the total loan portfolio. While the Roslyn merger contributed multi-family loans of $1.4 billion, the increase in multi-family mortgage loans was primarily due to organic growth.
    At December 31, 2003, loans outstanding totaled $10.5 billion, signifying a year-over-year increase of $5.0 billion, or 91.5%. In addition to the portfolio growth that stemmed from multi-family lending, the Company realized significant growth in construction, commercial real estate, and one-to-four family loans. Reflecting the addition of Roslyn's loans and a record level of originations, the Company realized a $911.7 million rise in commercial real estate loans to $1.4 billion (after twelve-month originations of $461.4 million) and a $526.5 million rise in construction loans to $643.5 million (after twelve-month originations of $140.8 million). One-to-four family loans rose $465.2 million year-over-year to $731.0 million, reflecting the addition of Roslyn's loan portfolio. The Company's one-to-four family loans are typically originated on a conduit basis, and sold to a third party within ten days of closing. Such loans totaled $301.7 million in 2003. Other loans totaled $311.6 million at December 31, 2003, up $232.8 million, also reflecting the addition of Roslyn's portfolio.

    Asset Quality

    Notwithstanding the dramatic rise in the balance of loans outstanding, the Company maintained its record of asset quality in 2003. In addition to achieving its 37th consecutive quarter without any net charge-offs against the loan loss allowance, the Company's asset quality ratios remained essentially unchanged from its earlier measures, despite the addition of Roslyn's non-performing loans. At December 31, 2003 and 2002, non-performing assets respectively totaled $34.4 million and $16.5 million, equivalent to 0.15% of total assets at each of the corresponding dates. Non-performing loans accounted for $34.3 million and $16.3 million, respectively, of the year-end 2003 and 2002 totals and were equivalent to 0.33% and 0.30% of loans, net. The year-end 2003 ratios also reflect a modest change from the September 30, 2003 measures, when non-performing assets represented 0.10% of total assets and non-performing loans were equivalent to 0.21% of loans, net.
    Other real estate owned totaled $92,000 at December 31, 2003, representing a $26,000 increase from the September 30, 2003 level and an $83,000 reduction from the level recorded at December 31, 2002.

    Securities

    The repositioning of the asset mix has been the primary objective of the Company's post-merger strategy. While the dramatic rise in multi-family loans figured significantly in this process, the downsizing of the securities portfolio has also been paramount. At December 31, 2003, securities were down $2.3 billion from the balance recorded at the time of the merger announcement. The decline reflects principal reductions and sales from the securities portfolio of approximately $8.4 billion, which were primarily offset by reinvested cash flows. The liquidity generated by the securities portfolio has been largely deployed into mortgage loan originations and mortgage-related securities featuring higher yields.
    Securities totaled $9.5 billion at year-end 2003, signifying a $5.0 billion increase from the year-end 2002 level but a $2.3 billion reduction, as stated, from the time the Roslyn merger was announced. Mortgage-backed and -related securities accounted for $7.5 billion, or 79.4% of the year-end 2003 total, including $5.5 billion that were classified as available for sale and $2.0 billion that were classified as held to maturity. At the prior year-end, mortgage-backed and -related securities accounted for $3.6 billion, or 80.7%, of total securities; of these, only $36.9 million were classified as held to maturity. While the Company increased its investments in mortgage-backed and -related securities during the fourth quarter, the bulk of the increase reflects the addition of the Roslyn portfolio.
    Investment securities represented the remaining $2.0 billion of total securities at the close of the current fourth quarter, including $1.2 billion that were held to maturity and $775.7 million that were available for sale. While corporate bonds represented $865.5 million, or 73.1%, of securities held to maturity, trust preferred securities represented $275.7 million, or 23.3%, of the held-to-maturity total and 51.5% of securities available for sale.

    Funding Sources

    Among the primary benefits of the Roslyn merger were the addition of their branch network and the accompanying infusion of deposits. At December 31, 2003, the Company recorded total deposits of $10.3 billion, up from $5.3 billion at December 31, 2002. Core deposits represented $6.0 billion, or 57.8%, of the year-end 2003 total, as compared to $3.3 billion, or 62.9%, at the prior year-end. The increase stemmed from a $1.1 billion rise in NOW and money market accounts to $2.3 billion; a $1.3 billion rise in savings accounts to $2.9 billion; and a $255.1 million, or 54.8%, rise in non-interest-bearing accounts to $720.2 million.
    In addition to the funding derived from the merger-related growth in deposits, the Company realized a significant level of cash flows from principal payments on mortgage-backed and -related securities over the course of the year. In 2003, such cash flows totaled $4.0 billion, including $833.8 million in the fourth quarter. To a certain extent, these cash flows have taken the place of borrowings as a source of funding for the growth of the multi-family loan portfolio.
    Borrowings totaled $9.9 billion at year-end 2003, consistent with the balance recorded upon completion of the merger, and up $5.3 billion from the balance recorded at year-end 2002. The year-over-year increase reflects the borrowings acquired in the Roslyn merger, as well as those committed to by the Company in the first nine months of the year.
    While the balance of borrowings rose year-over-year, the mix underwent several changes, with a greater emphasis placed on repurchase agreements with Wall Street brokerage firms. At December 31, 2003, such agreements represented $5.6 billion, or 56.5%, of total borrowings, as compared to $486.1 million, representing 10.6%, at the prior year-end. At December 31, 2003, the Company also had repurchase agreements with the Federal Home Loan Bank of New York ("FHLB-NY") in the amount of $1.1 billion, down from $1.5 billion at December 31, 2002.
    FHLB-NY advances rose $134.6 million year-over-year to $2.4 billion, representing 24.0% and 49.0%, respectively, of total borrowings at December 31, 2003 and 2002. The remainder of the Company's borrowings at year-end 2003 consisted of issued debt in the amount of $794.9 million, up $426.2 million from the year-earlier amount.

    Stockholders' Equity

    At December 31, 2003, stockholders' equity totaled $2.9 billion, up from $1.3 billion at December 31, 2002. In addition to the issuance of 56,868,265 shares in connection with the Roslyn merger, the 2003 amount reflects cash earnings of $379.2 million, which were partly offset by the distribution of cash dividends totaling $131.1 million and the allocation of $237.9 million toward the repurchase of 8,461,031 shares of Company stock over the course of the year. The latter amount includes 2,579,958 shares repurchased in the fourth quarter, in the amount of $82.3 million, and shares purchased by Roslyn Bancorp from the time of the merger announcement through October 31, 2003. Under the Board of Directors' current share repurchase authorization, there were 723,406 shares still available for repurchase at December 31, 2003.
    New York Community Bancorp, Inc. is the $23.4 billion holding company for New York Community Bank and the third largest thrift in the nation, based on current market capitalization. The Company currently serves its customers through a network of 139 banking offices in New York City, Long Island, Westchester County, and New Jersey, and operates through seven divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. In addition to operating the largest supermarket banking franchise in the New York metro region, with 52 in-store branches, the Bank is one of the leading producers of multi-family loans in New York City. Additional information about the Company and its financial performance is available at www.myNYCB.com.

    Footnotes

    (1) Except as noted, per-share amounts throughout this release do not reflect the impact of a 4-for-3 stock split scheduled to take place at the close of business on February 17, 2004. Reflecting the split, the Company's diluted EPS for the three and twelve months ended December 31, 2003 will adjust to $0.48 and $1.65, respectively; its projected 2004 diluted EPS estimates will adjust to a range of $2.14 to $2.18.

    (2) Please see the reconciliation of cash to GAAP earnings that appears on page 18 of this release.

    (3) On a reported basis, the Company's fourth quarter and full-year 2003 efficiency ratios were 31.73% and 26.83%, respectively. The Company's core efficiency ratios of 21.95% and 23.59% for the corresponding periods both exclude the $37.6 million gain on the sale of the Company's South Jersey Bank Division from other operating income and a merger-related charge of $20.4 million from operating expenses.

    (4) Per-share amounts for 2002 have been adjusted to reflect a 4-for-3 stock split on May 21, 2003.

    (5) On a GAAP basis, the Company recorded 2003 diluted earnings per share of $2.20. To calculate its 2003 diluted core earnings per share, the Company excluded from net income the after-tax merger-related charge of $19.0 million, or $0.13 per share, and the $22.7 million, or $0.16 per share, after-tax gain on the sale of its South Jersey Bank Division.

    Conference Call

    The Company will host a conference call on January 27, 2004 at 9:00 a.m. (ET) to discuss the highlights of its 2003 earnings release and its current diluted earnings per share projections for 2004. The conference call may be accessed by phoning 800-901-5241 (for domestic calls) or 617-786-2963 (for international calls) and providing the following passcode: 82707193. Alternatively, the conference call may be accessed by visiting the Company's web site, www.myNYCB.com, clicking on "Investor Relations," and following the prompts. The web cast will be archived at the Company's web site approximately two hours following completion of the call through 5:00 p.m. on February 6, 2004; the telephone replay will be available through midnight on February 3rd. To access the replay, please call 888-286-8010 (for domestic calls) or 617-801-6888 (for international calls) and provide the following passcode: 14149516.

    Forward-looking Statements and Associated Risk Factors

    This release, the associated conference call, and other written materials and statements the Company may issue, may contain certain forward-looking statements regarding its prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.
    Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "plan," "believe," "expect," "intend," "anticipate," "estimate," "project," or other similar expressions. The Company's ability to predict results or the actual effects of its plans and strategies, including its recent merger with Roslyn Bancorp, is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.
    The following factors, among others, could cause the actual results of the merger to differ materially from the expectations stated in this release: the ability to successfully integrate the companies following the merger, including the retention of key personnel; the ability to effect the proposed balance sheet restructuring; the ability to fully realize the expected cost savings and revenues; and the ability to realize the expected cost savings and revenues on a timely basis. Additional factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in general economic conditions; interest rates, deposit flows, loan demand, real estate values, competition, and demand for financial services and loan, deposit, and investment products in the Company's local markets; changes in the quality or composition of the loan or investment portfolios; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company's operations, pricing, and services. Specific factors that could cause future results to vary from current management expectations are detailed from time to time in the Company's SEC filings, which are available at the Company's web site, www.myNYCB.com.
    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.


                   NEW YORK COMMUNITY BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF CONDITION
                   (in thousands, except share data)

                                            December 31,  December 31,
                                                2003          2002
                                           ------------- -------------
Assets
Cash and due from banks                    $    285,904  $     96,497
Money market investments                          1,167         1,148
Securities held to maturity (estimated
 market value of $1,214,094 and $530,704,
 respectively)                                1,184,338       512,585
Mortgage-backed and -related securities
 held to maturity (estimated market value
 of $2,004,902 and $38,489, respectively)     2,038,560        36,947
Securities available for sale                   775,657       354,989
Mortgage-backed and -related securities
 available for sale                           5,501,377     3,597,141
Federal Home Loan Bank of New York stock,
 at cost                                        170,915       186,860
Mortgage loans:
Multi-family                                  7,369,178     4,489,202
Commercial real estate                        1,445,048       533,327
1-4 family                                      730,963       265,724
Construction                                    643,548       117,013
                                           ------------- -------------
Total mortgage loans                         10,188,737     5,405,266
Other loans                                     311,634        78,806
Less: Allowance for loan losses                 (78,293)      (40,500)
                                           ------------- -------------
Loans, net                                   10,422,078     5,443,572
Premises and equipment, net                     152,584        74,531
Goodwill                                      1,918,353       624,518
Core deposit intangible                          98,993        51,500
Deferred tax asset, net                         256,920         9,508
Other assets                                    634,491       323,296
                                           ------------- -------------
Total assets                               $ 23,441,337  $ 11,313,092
                                           ============= =============

Liabilities and Stockholders' Equity
Deposits:
NOW and money market accounts              $  2,300,221  $  1,198,068
Savings accounts                              2,947,044     1,643,696
Certificates of deposit                       4,361,638     1,949,138
Non-interest-bearing accounts                   720,203       465,140
                                           ------------- -------------
Total deposits                               10,329,106     5,256,042
                                           ------------- -------------
Official checks outstanding                      78,124        11,544
Borrowings                                    9,931,013     4,592,069
Mortgagors' escrow                               31,240        13,749
Other liabilities                               203,197       116,176
                                           ------------- -------------
Total liabilities                            20,572,680     9,989,580
                                           ------------- -------------
Stockholders' equity:
Preferred stock at par $0.01 (5,000,000
 shares authorized; none issued)                     --            --
Common stock at par $0.01 (600,000,000
 shares authorized; 194,936,632 and
 144,299,234 shares issued at December
 31, 2003 and 2002, respectively;
 192,486,805 and 140,885,953 shares
 outstanding at December 31, 2003 and
 2002, respectively (1)                           1,949         1,082
Paid-in capital in excess of par              2,565,620     1,104,899
Retained earnings (substantially
 restricted)                                    434,577       275,097
Less:  Treasury stock (2,449,827 and
 3,413,281 shares, respectively) (1)            (79,745)      (69,095)
Unallocated common stock held by ESOP           (15,950)      (20,169)
Common stock held by SERP                        (3,113)       (3,113)
Unearned common stock held by RRPs                  (41)          (41)
Accumulated other comprehensive (loss)
 income, net of tax                             (34,640)       34,852
                                           ------------- -------------
Total stockholders' equity                    2,868,657     1,323,512
                                           ------------- -------------
Total liabilities and stockholders'
 equity                                    $ 23,441,337  $ 11,313,092
                                           ============= =============

(1) Share amounts for 2002 have been adjusted to reflect a 4-for-3 stock split on May 21, 2003.


                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)

                                  For the
                             Three Months Ended         For the
                                December 31,      Twelve Months Ended
                                (unaudited)           December 31,
                            --------------------- --------------------
                              2003       2002       2003       2002
                            ---------  ---------  ---------  ---------
Interest Income:
Mortgage and other loans    $139,528    $97,415   $456,672   $403,407
Securities                    27,407     16,943     93,457     43,407
Mortgage-backed and
 -related securities          84,509     37,000    197,868    151,670
Money market investments         341        369      1,163      1,023
                            ---------  ---------  ---------  ---------
Total interest income        251,785    151,727    749,160    599,507
                            ---------  ---------  ---------  ---------

Interest Expense:
NOW and money market
 accounts                      4,419      3,890     12,385     15,884
Savings accounts               3,669      4,408     13,200     21,534
Certificates of deposit       11,367     12,178     38,610     58,425
Borrowings                    59,483     35,349    179,954    130,394
Mortgagors' escrow                34          2         36         14
                            ---------  ---------  ---------  ---------
Total interest expense        78,972     55,827    244,185    226,251
                            ---------  ---------  ---------  ---------
Net interest income          172,813     95,900    504,975    373,256
Provision for loan losses         --         --         --         --
                            ---------  ---------  ---------  ---------
Net interest income after
 provision for loan losses   172,813     95,900    504,975    373,256
                            ---------  ---------  ---------  ---------

Other Operating Income:
Fee income                    19,097     14,643     62,654     47,443
Net securities gains           5,694      5,301     28,239     16,986
Gain on sale of branches      37,613         --     37,613         --
Other                         11,141     10,494     35,481     37,391
                            ---------  ---------  ---------  ---------
Total other operating
 income                       73,545     30,438    163,987    101,820
                            ---------  ---------  ---------  ---------

Non-interest Expense:
Operating expenses:
Compensation and benefits     44,077     17,450    102,683     72,084
Occupancy and equipment        9,014      5,518     26,779     23,230
General and administrative    10,585      7,518     33,541     31,841
Other                          2,560      1,739      6,370      5,907
                            ---------  ---------  ---------  ---------
Total operating expenses      66,236     32,225    169,373    133,062
Amortization of core
 deposit intangible            2,407      1,500      6,907      6,000
                            ---------  ---------  ---------  ---------
Total non-interest expense    68,643     33,725    176,280    139,062
                            ---------  ---------  ---------  ---------

Income before income taxes   177,715     92,613    492,682    336,014
Income tax expense            65,650     28,191    169,311    106,784
                            ---------  ---------  ---------  ---------
Net Income                  $112,065    $64,422   $323,371   $229,230
                            =========  =========  =========  =========

Basic earnings per
 share(1)                      $0.67      $0.47      $2.27      $1.69
                            =========  =========  =========  =========
Diluted earnings per
 share(1)                      $0.64      $0.46      $2.20      $1.67
                            =========  =========  =========  =========

(1) Per-share amounts for the three and twelve months ended December 31, 2002 have been adjusted to reflect a 4-for-3 stock split on May 21, 2003.




                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)


                            Three Months Ended December 31,
              --------------------------------------------------------
                           2003                         2002
              ---------------------------- ---------------------------
                                   Average                     Average
                Average             Yield/   Average            Yield/
                Balance   Interest   Cost    Balance   Interest  Cost
              ----------- --------- ------ ----------- -------- ------
Assets:
Interest-
 earning
 assets:
Mortgage and
 other loans,
 net          $ 8,581,264 $139,528  6.50%  $ 5,281,927 $97,415  7.38%
Securities      2,122,401   27,407  5.17       945,522  16,943  7.17
Mortgage-
 backed and
 -related
 securities     7,152,802   84,509  4.73     2,813,736  37,000  5.26
Money market
 investments      136,400      341  1.00        47,584     369  3.10
              ----------- --------- ------ ----------- -------- ------
Total
 interest-
 earning
 assets        17,992,867  251,785  5.60     9,088,769 151,727  6.68
Non-interest-
 earning
 assets         2,762,847                    1,650,422
              -----------                  -----------
Total assets  $20,755,714                  $10,739,191
              ===========                  ===========
Liabilities
 and
 Stockholders'
 Equity:
Interest-
 bearing
 liabilities:
NOW and money
 market
 accounts     $ 1,929,667    4,419  0.92   $ 1,197,528   3,890  1.30
Savings
 accounts       2,545,048    3,669  0.58     1,638,834   4,408  1.08
Certificates
 of deposit     3,611,460   11,367  1.26     1,883,996  12,178  2.59
Mortgagors'
 escrow            62,348       34  0.22        52,766       2  0.02
              ----------- --------- ------ ----------- -------- ------

Total
 interest-
 bearing
 deposits       8,148,523   19,489  0.96     4,773,124  20,478  1.72
Borrowings      9,396,467   59,483  2.53     3,642,061  35,349  3.88
              ----------- --------- ------ ----------- -------- ------

Total
 interest-
 bearing
 liabilities   17,544,990   78,972  1.80     8,415,185  55,827  2.65
Non-interest-
 bearing
 deposits         654,762                      461,659
Other
 liabilities      281,257                      598,796
              -----------                  -----------
Total
 liabilities   18,481,009                    9,475,640
Stockholders'
 equity         2,274,705                    1,263,551
              -----------                  -----------
Total
 liabilities
 and
 stockholders'
 equity       $20,755,714                  $10,739,191
              ===========                  ===========
Net interest
 income/
 interest rate
 spread                   $172,813  3.80%              $95,900  4.03%
                          ========= ======             ======== ======
Net interest-
 earning
 assets/net
 interest
 margin          $447,877           3.84%     $673,584          4.22%
              ===========           ====== ===========          ======
Ratio of
 interest-
 earning
 assets to
 interest-
 bearing
 liabilities                        1.03x                       1.08x
                                    ======                      ======

Core deposits  $5,129,477   $8,088  0.63%   $3,298,021  $8,298  1.01%
              =========== ========= ====== =========== ======== ======


                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)

                          Twelve Months Ended December 31,
              --------------------------------------------------------
                         2003                        2002
              --------------------------------------------------------
                                   Average                     Average
                Average             Yield/  Average             Yield/
                Balance   Interest   Cost   Balance   Interest   Cost
              ----------- --------- ----- ----------- --------- -----
Assets:
Interest-
 earning
 assets:
Mortgage and
 other loans,
 net          $ 6,415,744 $456,672  7.12% $ 5,386,479 $403,407  7.49%
Securities      1,759,172   93,457  5.31      638,424   43,407  6.80
Mortgage-
 backed and
 -related
 securities     4,542,272  197,868  4.36    2,593,767  151,670  5.85
Money market
 investments      102,920    1,163  1.13       38,838    1,023  2.63
              ----------- --------- ----- ----------- --------- -----
Total
 interest-
 earning
 assets        12,820,108  749,160  5.84    8,657,508  599,507  6.92
Non-interest-
 earning
 assets         1,482,200                   1,358,579
              -----------                 -----------
Total assets  $14,302,308                 $10,016,087
              ===========                 ===========
Liabilities
 and
 Stockholders'
 Equity:
Interest-
 bearing
 liabilities:
NOW and money
 market
 accounts     $ 1,372,702   12,385  0.90  $ 1,101,701   15,884  1.44
Savings
 accounts       1,902,057   13,200  0.69    1,660,327   21,534  1.30
Certificates
 of deposit     2,242,433   38,610  1.72    2,022,691   58,425  2.89
Mortgagors'
 escrow            44,001       36  0.08       45,449       14  0.03
              ----------- --------- ----- ----------- --------- -----
Total
 interest-
 bearing
 deposits       5,561,193   64,231  1.15    4,830,168   95,857  1.98
Borrowings      6,498,781  179,954  2.77    3,255,407  130,394  4.01
              ----------- --------- ----- ----------- --------- -----
Total
 interest-
 bearing
 liabilities   12,059,974  244,185  2.02    8,085,575  226,251  2.80
Non-interest-
 bearing
 deposits         522,268                     463,059
Other
 liabilities      161,210                     318,222
              -----------                 -----------
Total
 liabilities   12,743,452                   8,866,856
Stockholders'
 equity         1,558,856                   1,149,231
              -----------                 -----------
Total
 liabilities
 and
 stockholders'
 equity       $14,302,308                 $10,016,087
              ===========                 ===========
Net interest
 income/
 interest rate
 spread                   $504,975  3.82%             $373,256  4.12%
                          ========= =====             ========= =====
Net interest-
 earning
 assets/net
 interest
 margin          $760,134           3.94%    $571,933           4.31%
              ===========           ===== ===========           =====
Ratio of
 interest-
 earning
 assets to
 interest-
 bearing
 liabilities                        1.06x                       1.07x
                                    =====                       =====

Core deposits  $3,797,027  $25,585  0.67%  $3,225,087  $37,418  1.16%
              =========== ========= ===== =========== ========= =====



                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
               (dollars in thousands, except share data)

                         For the                     For the
                   Three Months Ended          Twelve Months Ended
                      December 31,                December 31,
               --------------------------- ---------------------------
                   2003          2002          2003          2002
               ------------- ------------- ------------- -------------
GAAP EARNINGS
 DATA:
Net income        $112,065       $64,422      $323,371      $229,230
Basic earnings
 per share(1)         0.67          0.47          2.27          1.69
Diluted
 earnings per
 share(1)             0.64          0.46          2.20          1.67
Return on
 average assets       2.16%         2.40%         2.26%         2.29%
Return on
 average
 stockholders'
 equity              19.71         20.39         20.74         19.95
Return on
 average
 tangible
 stockholders'
 equity              64.04         43.86         49.16         48.44
Operating
 expenses to
 average assets       1.28          1.20          1.18          1.33
Interest rate
 spread               3.80          4.03          3.82          4.12
Net interest
 margin               3.84          4.22          3.94          4.31
Efficiency
 ratio               31.73         26.10         26.83         25.32
Shares used for
 basic EPS
 computation
 (1)           167,825,931   137,743,295   142,370,244   135,670,184
Shares used for
 diluted EPS
 computation
 (1)           176,237,210   139,535,275   147,227,602   137,419,476

RECONCILIATION
 OF CASH
 EARNINGS
 TO GAAP
 EARNINGS:
Net income        $112,065       $64,422      $323,371      $229,230
Additional
 contributions
 to tangible
 stockholders'
 equity:
  Amortization
   and
   appreciation
   of shares
   held in
   stock-
   related
   benefit plan     23,261         1,286        29,637         5,902
  Associated
   tax benefits      2,995         1,133        15,041        15,860
  Dividends on
   unallocated
   ESOP shares       1,202           763         4,218         2,718
  Amortization
   of core
   deposit
   intangible        2,407         1,500         6,907         6,000
               ------------- ------------- ------------- -------------
Total
 additional
 contributions
 to tangible
 stockholders'
 equity             29,865         4,682        55,803        30,480
               ------------- ------------- ------------- -------------
Cash earnings     $141,930       $69,104      $379,174      $259,710
               ============= ============= ============= =============
Basic cash
 earnings per
 share(1)            $0.85         $0.50         $2.66         $1.91
               ============= ============= ============= =============
Diluted cash
 earnings per
 share(1)            $0.81         $0.50         $2.58         $1.89
               ============= ============= ============= =============

CASH EARNINGS
 DATA:
Cash return on
 average assets       2.74%         2.57%         2.65%         2.59%
Cash return on
 average
 stockholders'
 equity              24.96         21.88         24.32         22.60
Cash efficiency
 ratio               20.59         23.30         22.13         25.50



                                       At December 31, At December 31,
                                            2003            2002
                                       --------------- ---------------
BALANCE SHEET DATA:
Book value per share(1)                       $15.26           $9.73
Stockholders' equity to total assets           12.24%          11.70%
Shares used for book value
 computation(1)                          187,992,058     136,078,457
Total shares issued and
 outstanding(1)                          192,486,805     140,885,953

ASSET QUALITY RATIOS:
Non-performing loans to loans, net              0.33 %          0.30%
Non-performing assets to total assets           0.15            0.15
Allowance for loan losses to non-
 performing loans                             228.01          247.83
Allowance for loan losses to loans,
 net                                            0.75            0.74

(1) 2002 amounts have been adjusted to reflect a 4-for-3 stock split on May 21, 2003.



    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola, 516-683-4420
             First Senior Vice President
             Investor Relations